CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated each of Cindy Poehlman and Susan Scoggins to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of ParkerVision, Inc.

The authority of each of Cindy Poehlman and Susan Scoggins under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of ParkerVision, Inc. unless earlier revoked in writing. The undersigned acknowledges that none of Cindy Poehlman and Susan Scoggins, or ParkerVision, Inc. are assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

/s/Papken Der Torossian
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Papken Der Torossian

Dated: August 12, 2000